Exhibit 10.2

C L I F F O R D C H A N C E	CLIFFORD CHANCE LLP
BARCLAYS PLC
AND
CHINA DEVELOPMENT BANK
AND
UPPER CHANCE GROUP LIMITED
AND
JPMORGAN CAZENOVE LIMITED

CONDITIONAL INVESTMENT AGREEMENT

THIS CONDITIONAL INVESTMENT AGREEMENT is made on 23 July 2007 between:
(1)	BARCLAYS PLC, a company registered in England and Wales with number 00048839 whose registered office is at 1 Churchill Place London E14 5HP (“Barclays”);

(2)	CHINA DEVELOPMENT BANK, a state-owned policy-oriented financial institution with legal person status established by, and under the direct supervision of, the State Council of the People’s Republic of China in 1994, whose principal office is at 29 Fuchengmenwai Street, Xicheng District, Beijing 100037 People’s Republic of China (“CDB”);

(3)	UPPER CHANCE GROUP LIMITED, a company registered in the Hong Kong Special Administrative Region of the People’s Republic of China with company number 1147187 whose registered office is at Suites 3307-3308, 33/F., One International Financial Centre, No. 1 Harbour View Street, Central, Hong Kong (the “Investor”); and

(4)	JPMORGAN CAZENOVE LIMITED, registered in England and Wales with number 4153386 whose registered office is at 20 Moorgate, London EC2R 6BA (“JPMC”).
WHEREAS:
(A)	On 23 April 2007 Barclays announced a recommended offer for the whole of the issued share capital of ABN AMRO. Barclays proposes to announce a revised offer for ABN AMRO on the date hereof.
(B)	On the date hereof the Investor, CDB and Barclays have entered into a First Subscription Agreement and CDB and Barclays Bank PLC have entered into a Strategic Partnership Memorandum.
(C)	The Investor has agreed to make cash payments to Barclays (for the benefit of holders of ABN AMRO Ordinary Shares and ABN AMRO ADSs who accept the Offer) in part settlement of the Cash Consideration, in consideration of Barclays allotting and issuing new Barclays Ordinary Shares to the Investor. Barclays shall make such allotments in consideration of (i) holders of ABN AMRO Ordinary Shares and ABN AMRO ADSs tendering their ABN AMRO Ordinary Shares or ABN AMRO ADSs (or, in the case of a holder of ABN AMRO Ordinary Shares or ABN AMRO ADSs accepting the Primary Exchange (as defined in the Offer Memorandum) the Barclays (Netherlands) Shares) in the Offer and (ii) the Investor’s undertaking to make the cash payments referred to above.
(D)	In order to ensure that certain Barclays shareholders have the opportunity to subscribe for Barclays Ordinary Shares on the same financial terms as the Investor, JPMC has agreed to co-ordinate the Placing of 229,729,730 Barclays Ordinary Shares to Barclays’ institutional shareholders by the Bookrunners and the Investor has agreed that the total number of new Barclays Ordinary Shares which it will subscribe hereunder will be determined after allocating from the maximum number of new Barclays Ordinary Shares that it is willing to subscribe (being 692,567,568 of Barclays Ordinary Shares) up to 165,540,541 new Barclays Ordinary Shares in order that these shares can be allotted to Barclays shareholders pursuant to the Placing (at the Subscription Price).

(E)	CDB has agreed pursuant to, and subject to the terms and conditions of, this Agreement to provide comfort in relation to certain of the obligations of the Investor under this Agreement.
(F)	This Agreement sets out the terms and conditions which have been agreed between the parties in respect of the above arrangements.
THE PARTIES AGREE as follows:
1.	DEFINITIONS

Expressions set out in Schedule 2 shall, where used in this Agreement (including the Recitals) have the respective meanings given therein. The rules of interpretation set out in Schedule 2 shall apply in the interpretation of this Agreement.

2.	CONDITIONS

2.1	The Investor’s obligations in Clause 3 are conditional on:
2.1.1	the Offer being declared unconditional in all respects;

2.1.2	the terms of the Offer contained in the Draft Offer Press Announcement not being materially amended (including any change to the financial terms of the Offer) without the prior written consent of the Investor such consent not to be unreasonably withheld or delayed. For the purposes of this Clause 2.1.2 the parties agree that the withholding by the Investor of its consent to a material change in the terms of the Offer as a consequence of a change to the financial terms of the Offer would be reasonable;

2.1.3	in respect of any particular Subscription Shares, Admission taking place not later than 8.00 a.m. on the Subscription Date, or such later date as Barclays and the Investor may agree in writing; and

2.1.4	the satisfaction of each of the conditions set out in Clauses 2.1.1 to 2.1.3 inclusive on or prior to 1 March 2008 (or such later date as the parties may mutually agree in writing).
2.2	The provisions in this Agreement, which describe the obligations of JPMC in relation to the Placing and Placing Shares, including without limitation, Clauses 3.2, 3.7, 4, and 6.2 are a description of JPMC’s role in relation to the Placing and the Placing Shares and will not constitute obligations under this Agreement. The obligations of JPMC in this Agreement in relation to the Placing and the Placing Shares and ancillary matters are exclusively set out in the Bookrunners’ Letter.

2.3	For the avoidance of doubt, JPMC is performing its services hereunder in relation to the Placing and the Placing Shares as an agent for Barclays and assumes no duty of care or other obligations to the Investor or CDB in relation to the Placing and the Placing Shares.

3.	SUBSCRIPTION AND PLACING

3.1	In order to ensure that certain Barclays shareholders have the opportunity to subscribe for new Barclays Ordinary Shares on the same financial terms as the Investor, JPMC will co-ordinate the Bookrunners in offering 229,729,730 Barclays Ordinary Shares to Barclays shareholders at a price of 740 pence per Barclays Ordinary Share and the Investor agrees that the total number of new Barclays Ordinary Shares which it will subscribe hereunder will be determined after allocating from the maximum number of new Barclays Ordinary Shares that it is willing to subscribe (being 692,567,568) up to 165,540,541 new Barclays Ordinary Shares in order that those shares can be allotted to Barclays shareholders pursuant to the Placing.

3.2	JPMC will notify Barclays by 5.00 p.m. (London time) on 25 July 2007 of orders received from Placees pursuant to the Placing. JPMC has agreed to co-ordinate and assist with the Placing as provided in the Bookrunners’ Letter.

3.3	The identities of Placees and the number of Placing Shares they are to receive is subject to the prior approval of Barclays.

3.4	As soon as reasonably practicable but by no later than 10.00 a.m. (London time) on 26 July 2007 Barclays will notify the Investor (or ensure that the Exchange Agent notifies the Investor) of the total number of Placing Shares. The parties acknowledge that the total number of Placing Shares will be determined by apportioning the aggregate demand for Barclays Ordinary Shares from Barclays shareholders pursuant to:
3.4.1	the Placing; and

3.4.2	a placing of Barclays Ordinary Shares pursuant to a similar placing arrangement as envisaged in the arrangement for subscription of Barclays Ordinary Shares made between Barclays, JPMC, Clover Investments (Mauritius) Pte Ltd, Centaura Investments (Mauritius) Pte Ltd, Baytree Investments (Mauritius) Pte Ltd and Fullerton Management Pte Ltd,
between the Investor, on the one hand, and Fullerton Management Pte Ltd, on the other hand, in the ratio of 2.579:1, provided that the maximum number of Placing Shares shall not exceed 165,540,541 Barclays Ordinary Shares in any event.

3.5	By 1.00 p.m. on the Euronext Trading Day after each Offer Closing Date, Barclays shall notify the Investor (or ensure that the Exchange Agent notifies the Investor) of the number of Subscription Shares and of the number of Placing Shares applicable to that Offer Closing Date.

3.6	The Investor will subscribe for the Subscription Shares applicable to that Offer Closing Date.

3.7	By 8.00 a.m. on the date falling three Euronext Trading Days after each Offer Closing Date, the Investor and JPMC will pay, or cause to be paid, to Barclays (for the benefit of holders of ABN AMRO Ordinary Shares who validly accept the Offer) an amount equal to, in the case of the Investor, the product of the Subscription Price and the relevant number of Subscription Shares in respect of such Offer Closing Date (less, on the First

Offer Closing Date, the amount referred to in clause 18.4) and, in the case of JPMC, the product of the Subscription Price and the number of Placing Shares less the amounts which are payable to JPMC by Barclays in connection with the Placing, in both cases in pounds sterling in immediately available funds.
3.8	CDB undertakes that it will procure that the Investor performs its obligations under Clause 3.7 and, in the event that the Investor fails to make any payment referred to in Clause 3.7 in accordance with its obligations under this Agreement, CDB shall perform such obligations of the Investor. The obligations of CDB under this Clause 3.8 will not be affected by any waiver or other indulgence which Barclays affords to the Investor.

3.9	On each applicable Subscription Date Barclays will allot and issue:
3.9.1	to the Investor the Subscription Shares applicable to the relevant Offer Closing Date; and

3.9.2	in accordance with the directions of JPMC the Placing Shares applicable to the relevant Offer Closing Date.
The parties intend that the allotment and issue of any Subscription Shares will not take place in advance of the allotment and issue of Barclays Ordinary Shares to holders of ABN AMRO Ordinary Shares and ABN AMRO ADSs who have accepted the Offer at the applicable Offer Closing Date to the extent that this would cause the Investor to breach a relevant regulatory threshold and if this would otherwise be the case the parties will agree appropriate alternative settlement arrangements.

3.10	The consideration for each allotment referred to in Clause 3.9 shall be described in Recital C above.

3.11	In the event that Barclays allots and issues (or agrees to allot and issue) Barclays Ordinary Shares for cash to any third party investor (a “Third Party Investor”) between the date of this Agreement and the last Offer Closing Date at a subscription price per Barclays Ordinary Share which is lower than a price of £7.40 per share, the Subscription Price shall be reduced to such amount as to ensure that the volume weighted average share subscription price paid and to be paid by the Investor pursuant to this Agreement and the First Subscription Agreement is equal to the lowest subscription price per Barclays Ordinary Share paid or to be payable by the Third Party Investor; provided that no account will be taken of the subscription price at which any Barclays Ordinary Shares:
(a)	are subscribed in accordance with the arrangements contemplated in the Offer;

(b)	are subscribed by any officer or employee of Barclays; or

(c)	are issued under any arrangements where the subscription monies paid pursuant to such arrangements for such Barclays Ordinary Shares do not exceed £250,000,000 in aggregate.

4.	DELIVERY OF DOCUMENTS

Barclays shall procure to be delivered to the Investor and to JPMC, not later than 8.00 p.m. on the Business Day immediately preceding each Subscription Date, a certified copy of the resolution of the Directors (or a duly authorised committee thereof) in the agreed form authorising the issue of, and allotting conditional only on Admission, the Subscription Shares and the Placing Shares relevant to that Subscription Date to the Investor in accordance with clause 5.1 (in the case of the Subscription Shares) and in accordance with the directions of JPMC (in the case of the Placing Shares) as set out in this Agreement.

5.	PROVISIONS AS TO THE ALLOTMENT OF SHARES

5.1	The Subscription Shares will be allotted to the CREST Nominee, as nominee for the Investor, in accordance with the directions of the Investor, pursuant to this Agreement.

5.2	The Placing Shares will be allotted to JPMC as agent for the Placees.

5.3	The Subscription Shares shall be credited as fully paid and shall rank pari passu in all respects with, and be identical to, the existing Barclays Ordinary Shares then in issue on the Subscription Date and will rank in full for all dividends and distributions declared, made or paid on the Barclays Ordinary Shares on or after the date of the issue of the Subscription Shares and shall be free of all claims, liens, charges, encumbrances, equities and third party rights of any kind.

6.	ADMISSION AND REGISTRATION

6.1	Prior to midday two business days (being any day which is not a Saturday, Sunday, Christmas Day, Good Friday or a bank holiday in the United Kingdom) before the Subscription Date, Barclays shall procure to be delivered to the FSA a duly completed application for the Subscription Shares and the Placing Shares to be admitted to the Official List in accordance with the Listing Rules and to be admitted to trading on the market for listed securities of the Exchange and shall use all reasonable endeavours to procure that Admission takes place on the Subscription Date.

6.2	Barclays shall procure that the Registrar will, without delay on the day of Admission, effect the registration of the nominees referred to in Clause 5, as the holders of the Subscription Shares and the Placing Shares (as appropriate) and shall procure that the Subscription Shares and the Placing Shares are credited to the account or accounts in the CREST System as specified by the Investor and JPMC, as appropriate (without charging any registration fee or administration fee). If in the reasonable opinion of Barclays it is impracticable for the Subscription Shares and the Placing Shares to be admitted to the CREST System, Barclays may issue the Subscription Shares and the Placing Shares in certificated form to the Investor (or to such nominee as it shall direct in writing) and to JPMC (or to such nominee as it shall direct in writing) respectively.

7.	WARRANTIES, UNDERTAKINGS AND INDEMNITY

7.1	Barclays hereby represents and warrants to CDB and the Investor that each of the Warranties in Part A of Schedule 4 (Warranties) is true, accurate and not misleading as at the date hereof and, except for the warranty in paragraph 5.1 of Part A of Schedule 4 (Warranties) which shall only be given on the date hereof, on each Subscription Date.

7.2	Each of CDB and the Investor hereby represents and warrants to Barclays that, in relation to it, each of the Warranties in Part B of Schedule 4 (Warranties) is true, accurate and not misleading as at the date hereof and on each Subscription Date.

7.3	Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other terms of this Agreement.

7.4	Barclays acknowledges that the Investor and CDB are entering into this Agreement in reliance on each Warranty in Part A of Schedule 4 (Warranties). Each of CDB and the Investor acknowledges that Barclays is entering into this Agreement in reliance on each Warranty in Part B of Schedule 4 (Warranties).

7.5	The rights and remedies of the parties shall not be affected by the allotment and issue to the Investor of the Subscription Shares pursuant to this Agreement.

7.6	Barclays undertakes:
7.6.1	that it will inform the Investor from time to time upon request as to the progress of the satisfaction of the conditions of the Offer and its current intentions regarding declaring the Offer unconditional so that the Investor is given as much notice as is reasonably practicable of the likely date of the First Offer Closing Date and will give the Investor as much notice as is reasonably practicable of any subsequent Offer Closing Date;

7.6.2	not to:
(a)	waive the acceptance condition to the Offer, being the condition set out in paragraph 1.1 of the Merger Protocol dated 23 April 2007, so that the condition is satisfied in circumstances where acceptances tendered are in respect of less than 70 per cent. of ABN AMRO’s issued ordinary share capital;

(b)	waive any of the material adverse change conditions to the Offer, being the conditions set out in paragraphs 1.3, 1.5, 1.6 and 1.17 of the Merger Protocol dated 23 April 2007; or

(c)	otherwise waive any right to terminate, rescind or withdraw the Offer, without prior consultation with the Investor and having regard to its views;

7.6.3	to use all reasonable endeavours to procure the fulfilment of the conditions set out in Clause 2.1; and

7.6.4	to the extent permitted, to provide the Investor with the opportunity to review the context in which its name appears or any of the Transaction Agreements are described in any announcement or document which Barclays intends to release or publish and, provided the Investor responds promptly, to take into account any reasonable requests and comments that the Investor may have, however, nothing herein shall prevent or delay beyond the required release or publication date Barclays from releasing or publishing any announcement or document which Barclays is required to publish or circulate by law, by legal process, by a stock exchange or by a governmental or regulatory authority or other authority with relevant powers to which Barclays is subject.
7.7	The Investor undertakes to use all reasonable endeavours, and Barclays undertakes to provide the Investor with all such reasonable assistance as may be required, to obtain the Regulatory Consents as soon as possible and, in any event, prior to the First Offer Closing Date.

7.8	Barclays agrees to discharge any Liability to stamp duty and stamp duty reserve tax (including any Liability to interest and/or penalties) that arises in connection with the issue and allotment of the Subscription Shares pursuant to the arrangements contemplated by this Agreement and shall indemnify the Investor in respect thereof provided that Barclays shall have no obligation under this clause 7.8 if and to the extent that such stamp duty or stamp duty reserve tax arises as a result of the breach of the Warranty given in paragraph 5 of Part B of Schedule 4.

7.9	Barclays undertakes to indemnify and to hold the Investor and CDB (each an “Indemnified Person”) harmless on an After Tax Basis from and against any Liabilities incurred arising from, out of or in connection with any claims, demands, enquiries, investigations, proceedings or judgements (“Proceedings”) threatened, brought or established against any Indemnified Person (or alleged to be threatened, brought or established), in each case by any person and which arise directly or indirectly in connection with the acquisition by the Investor of the Subscription Shares, save for:
7.9.1	any Liabilities which this Agreement or the First Subscription Agreement contemplate are to be born by an Indemnified Person; and

7.9.2	any Liabilities arising as a result of a breach by such Indemnified Person of this Agreement or the First Subscription Agreement, provided that no payment shall be made pursuant to this Clause unless an Indemnified Person has given Barclays written notification of a claim under this indemnity, stating in reasonable detail the nature of the claim, prior to the second anniversary of the date hereof and provided that the maximum aggregate amount payable by Barclays pursuant to this Clause shall not exceed US$2 billion.

8.	US SECURITIES LAWS

The provisions of Schedule 3 (US Securities Laws) shall apply to this Agreement and the Investor gives the undertakings and acknowledgements contained in that Schedule.

9.	CAPITAL REORGANISATIONS

9.1	If any Reorganisation takes place after the date of this Agreement but prior to any Subscription Date, the number of Subscription Shares and/or the Subscription Price payable therefor shall be adjusted to take account of any increase or decrease in the number of Barclays Ordinary Shares following such Reorganisation so as to ensure that the Investor is not prejudiced thereby and obtains the full economic and strategic benefit of this Agreement.
9.2	If following any Reorganisation, which takes place after the date of this Agreement but prior to the Subscription Date, the parties are unable to agree the appropriate adjustment to the number of Subscription Shares and/or the Subscription Price payable therefor, the parties shall appoint an internationally recognised firm of chartered accountants to determine the appropriate adjustment. If the parties fail to agree who to appoint as the accountant within 5 Business Days, either party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint the accountant. The accountant shall act as an expert and not as an arbitrator. The accountant’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

10.	NOTICES

10.1	Any notice in writing to be given under this Agreement may be served by sending it by hand, facsimile transmission, prepaid recorded delivery (or air mail if overseas):
10.1.1	if to Barclays, to its registered office for the time being or facsimile number +44 (0) 1452 638 316 and +44 (0) 1452 638 349 (for the attention of The Group Secretary, Barclays Corporate Secretariat); or

10.1.2	if to CDB, to its address on the face hereof or facsimile number +861 068 306 541 (for the attention of Mr Di Weiping, with a copy to the Investor);

10.1.3	if to the Investor, to its registered office for the time being or facsimile number +861 068 306 541 (for the attention of Mr Di Weiping, with a copy to CDB); or

10.1.4	if to JPMC, to its registered office for the time being or facsimile number +44 (0) 20 7155 9112 (for the attention of Equity Capital Markets, The Legal Department).
10.2	Any notice referred to in Clause 10.1 shall be deemed to have been received:
10.2.1	if delivered by hand, on the day of delivery and in proving service it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee; or

10.2.2	if sent by prepaid recorded delivery, two Business Days after posting exclusive of the day of posting (or five Business Days in the case of posting to an address outside the country of posting); or

10.2.3	if sent by air mail, five Business Days after posting exclusive of the day of posting and, in proving service, it shall be necessary only to prove a communication was contained in an envelope which was duly addressed and posted in accordance with this Clause; or

10.2.4	if sent by fax, two hours following despatch provided that any notice despatched by fax after 5.00 p.m. (at the place of receipt) on any day shall be deemed to have been received at 9.00 a.m. on the next Business Day.
11.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

12.	GOVERNING LAW

12.1	This Agreement shall be governed by and construed in all respects in accordance with English law.

12.2	All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be Paris, France. The language of the arbitration shall be English.

12.3	This Agreement shall be binding upon each of the parties hereto and its assigns, successors in title or legal personal representatives as the case may be.

12.4	Each of CDB and the Investor irrevocably agrees that should any legal action, arbitration or other proceeding arising out of this Agreement (“Legal Proceedings”) be taken in any jurisdiction against it or its assets, no immunity (to the extent that it may at any time exist, on the grounds of sovereignty) from those proceedings shall be claimed by it or on its behalf or with respect to its assets, and the Investor hereby irrevocably waives any such immunity which it or any of its assets now has or may acquire in the future in any jurisdiction. The waiver of immunities referred to in this Clause constitutes only a limited and specific waiver for the purposes of this Agreement and under no circumstances shall it be interpreted as a general waiver by CDB and the Investor or a waiver with respect to proceedings unrelated to this Agreement.

12.5	Each of CDB and the Investor agrees that the documents which start any Legal Proceedings and any other documents required to be served in relation to those Legal Proceedings may be served on it by being delivered to Norose Notices Limited at 3 More London Riverside London SE1 2AQ or, if different, its registered office for the time being or at any address of CDB or the Investor in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed to accept service of process on behalf of CDB or the Investor, CDB or the Investor (acting together) shall, on the written demand of Barclays addressed and delivered to CDB or the Investor appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, Barclays shall be entitled to appoint such a person by written notice addressed to CDB or the Investor and delivered to CDB or the Investor. Nothing in this Clause shall affect the right of Barclays to serve process in any other manner permitted by law.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when executed shall constitute an original, but all of which shall together constitute one and the same instrument.

14.	ASSIGNMENT

14.1	Subject to Clause 14.2, no party may assign, or purport to assign: (i) this Agreement; (ii) all or any of their respective rights or obligations arising under or out of this Agreement; or (iii) the benefit of all or any of the other parties’ obligations under this Agreement without the consent of the other party, subject as set out below. If the Investor sells or disposes of Barclays Ordinary Shares to a CDB Group Member or another body corporate or partnership which is controlled by, or under Common Control, directly or indirectly with, the Investor then the Investor shall be entitled to enter into such an assignment provided that such transferee shall enter into an agreement with Barclays in form and substance reasonably satisfactory to Barclays, under which such transferee agrees to be bound by the terms of the undertakings of the Investor set out in this Agreement in respect of the Barclays Ordinary Shares so transferred or to be transferred (and Barclays agrees to continue to be bound by the undertakings given by it pursuant to this Agreement notwithstanding such transfer).

14.2	Notwithstanding Clause 14.1 the Investor shall not be entitled, without obtaining Barclays’ prior written consent, to assign (i) this Agreement; (ii) all or any of their respective rights or obligations arising under or out of this Agreement; or (iii) the benefit of all or any of the other parties’ obligations under this Agreement to any entity, which includes for the avoidance of doubt such body corporates and partnerships referred to in the proviso to Clause 14.1, if a substantial shareholder or investor in such entity is an International Bank or significant competitor of Barclays or to any entity in respect of which an International Bank or significant competitor of Barclays has the right to appoint a nominee or representative to its board or supervisory or governing body.

15.	ENTIRE AGREEMENT

15.1	This Agreement together with the other Transaction Agreements and, in the case of Barclays and JPMC, the Bookrunners’ Letter, constitute the whole agreement and understanding between the parties in relation to the Subscription and the Placing. All previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties or any of them with any bearing on the Subscription are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent they have such a bearing.

15.2	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

16.	FURTHER ASSURANCE

Each party shall, from time to time on the request of the other party, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the requesting party which the requesting party may reasonably consider necessary for giving full effect to this Agreement and securing to it the full benefit of the rights, powers and remedies conferred upon it in this Agreement.

17.	VARIATION

No variation of this Agreement shall be binding on any party hereto unless and to the extent that the same is recorded in a written document executed by such party.

18.	MISCELLANEOUS

18.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:
18.1.1	affect that right, power or remedy; or

18.1.2	operate as a waiver of it.
18.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

18.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

18.4	Subject to the subscription by the Investor of the Subscription Shares, Barclays undertakes to pay to the Investor on the Subscription Date in respect of the Subscription Shares following the First Offer Closing Date a fee of £7,296,000 (plus any applicable value added tax).

18.5	Barclays undertakes to pay the Investor on the day on which the Investor subscribes for Barclays Ordinary Shares in accordance with the First Subscription Agreement, a fee of £25,129,816 (plus any applicable value added tax) being a commitment fee in respect of the new Barclays Ordinary Shares the subject of the Placing.
AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first above written.

SCHEDULE 1
Draft Offer Press Announcement

SCHEDULE 2
Definitions and Interpretations
1.	DEFINITIONS

1.1	In this Agreement (including the Recitals), the following expressions shall have the respective meanings set out below:

“ABN AMRO” means ABN AMRO Holding N.V;

“ABN AMRO ADSs” means American Depositary Receipts, each representing one ABN AMRO Ordinary Share;

“ABN AMRO Group” means ABN AMRO, its subsidiaries and its affiliated companies;

“ABN AMRO Ordinary Shares” means the issued and outstanding ordinary shares in the capital of ABN AMRO with a nominal value of EUR 0.56 each;

“Accounting Standards Board” means the accounting standards issuing body in the UK;

“Admission” means admission by the FSA of the relevant Subscription Shares to the Official List in accordance with the Listing Rules and the admission of the new Barclays Ordinary Shares to trading on the main market for listed securities of the Exchange in accordance with the Admission and Disclosure Standards;

“Admission and Disclosure Standards” means the current edition of the Admission and Disclosure Standards of the Exchange;

“Affiliate” in relation to the Investor means:
(i)	CDB or any person in which the Investor or CDB or any person under paragraph (ii) holds more than 50 per cent. of the ordinary voting shares; or

(ii)	any person which, directly or indirectly, is controlled by the Investor or CDB;
“After Tax Basis” means in relation to any payment made to any Indemnified Person pursuant to clause 7.9 of this Agreement where the payment (or any part thereof) is chargeable to any tax, a basis such that the amount so payable shall be increased so as to ensure that after taking into account:
(i)	any tax chargeable (or which would be chargeable but for the availability of any relief) on such amount; and

(ii)	any relief from tax, tax credit or repayment which is available to such Indemnified Person (as reasonably determined by the Indemnified Person in its sole discretion) in respect of the loss, damage, cost, charge, expense or liability in respect of which the payment is made to such a person, the Indemnified Person is in the same position as it would have been if the matter giving rise to the payment obligation had not occurred;

“Barclays ADSs” means the American Depositary Shares of Barclays, each representing four Barclays Ordinary Shares;

“Barclays Group” means Barclays, its subsidiaries and its affiliated companies;

“Barclays (Netherlands) Shares” means the issued and outstanding shares of €0.12 each in the capital of Barclays (Netherlands) NV which are received by certain holders of ABN AMRO Ordinary Shares who accept the Offer;

“Barclays Ordinary Shares” means ordinary shares of 25 pence each in the capital of Barclays (including, if the context requires, the new Barclays Ordinary Shares);

“Bookrunners” means JPMC, Citigroup Global Markets U.K. Equity Limited, Credit Suisse Securities (Europe) Limited and Deutsche Bank AG, London Branch, being the investment banks which have agreed, pursuant to the Bookrunners’ Letter, to offer Barclays shareholders the opportunity to participate in the Placing;

“Bookrunners’ Letter” means the letter agreement dated the date hereof and made between Barclays and the Bookrunners in relation to, inter alia, the Placing;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are generally open in The Netherlands, the People’s Republic of China, the United Kingdom and the United States for normal business;

“Cash Consideration” means the cash consideration to be made available to holders of ABN AMRO Ordinary Shares and ABN AMRO ADSs who validly accept the Offer;

“CDB Group Member” means:
(i)	CDB or any person in which the Investor or CDB or any person under paragraph (ii) owns 75 per cent. or more of the ordinary voting shares; and

(ii)	any person which, directly or indirectly, is controlled by the Investor or CDB;
provided that it shall not include any person in which CDB is not interested indirectly in (A) more than 50 per cent. of the issued ordinary voting shares of that person or (B) more than 50 per cent. of the voting power or rights to appoint and/or remove all or such of the board of directors or other governing body of that person as are able to cast a majority of the votes capable of being cast by the members of that board or body or (C) more than 50 per cent. of the voting rights exercisable at general meetings of that person;

“Circular” means the circular to be posted to holders of Barclays Ordinary Shares which comprises a class 1 circular in accordance with the Listing Rules giving details of the Offer and incorporating a notice convening the Extraordinary General Meeting;

“Companies Act” means the Companies Act 1985 and, to the extent in force, the Companies Act 2006, as applicable;

“Control” means:
(a)	the power, whether directly or indirectly, and whether by the ownership of share capital, the possession of voting power, contract or otherwise to appoint and/or remove all or such of the board of directors or other governing body of a person as are able to cast a majority of the votes capable of being cast by the members of that board or body, or otherwise to control or have the power to control the policies and affairs of that person; and/or
(b)	the holding and/or ownership of the beneficial interests in and/or the ability to exercise the voting rights applicable to shares or other securities in any person which confer in aggregate on the holders whether directly or by means of holding such interest in one or more other persons, whether directly or indirectly, more than fifty per cent. of the voting rights exercisable at general meetings of that person, and “controlled by” shall be construed accordingly and “Common Control” means the circumstances where two or more persons are controlled by the same person or a CDB Group Member;

“CREST” means the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

“CRESTCo” means Euroclear UK & Ireland Limited;

“CREST Nominee” means JPMorgan Cazenove, or such other person as the Investor may notify to Barclays in writing prior to the Subscription Date;

“Director” means a director of Barclays at the date of this Agreement and “Directors” means all those directors;

“Disclosure and Transparency Rules” means the disclosure and transparency rules made by the FSA under Part VI of the FSM Act;

“Draft Offer Press Announcement” means the draft press release to be released on the date hereof setting out the proposed terms of the Offer as set out in Schedule 1 to this Agreement;

“Euronext Trading Day” means a day on which Euronext Amsterdam N.V. is open for trading;

“Exchange” means London Stock Exchange plc;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent” means ABN AMRO;

“Extraordinary General Meeting” means the extraordinary general meeting of Barclays to be convened for the purpose of seeking Shareholder approval for, amongst other things, the Resolutions;

“Final Offer Closing Date” means the closing date in respect of any statutory squeeze out procedure employed by Barclays under the Dutch Civil Code or any other squeeze out procedure permitted by applicable law in respect of ABN AMRO’s shares or any instruments by which ABN AMRO’s shares may be substituted as a result of any post-Offer restructuring steps;
“Financial Reporting Standards” means the accounting standards issued by the Accounting Standards Board;

“First Offer Closing Date” means the date on which the Offer is declared unconditional;

“First Subscription Agreement” means the agreement dated the date hereof between Barclays, the Investor and CDB;

“FSA” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSM Act and in the exercise of its functions in respect of the admission of securities to the Official List otherwise than in accordance with Part VI of the FSM Act;

“FSM Act” means the Financial Services and Markets Act 2000 (as amended);

“International Accounting Standards” means an independent, privately-funded accounting standard setter based in London which aims to harmonise accounting principles used for financial reporting around the world;

“International Bank” means a major banking institution with global operations;

“International Financial Reporting Standards” means the accounting standards issued by the International Accounting Standards Board from 1 April 2001, to be adopted on an international basis;

“Investor Group” means the Investor, its subsidiaries and the CDB Group Members;

“Legal Proceedings” has the meaning given in Clause 12.4;

“Liabilities” means all losses, liabilities (whether present or future, actual or contingent, ascertained or unascertained or disputed), costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands;

“Listing Rules” shall have the meaning given to that term in section 73A(2) FSM Act;

“new Barclays Ordinary Shares” means Barclays Ordinary Shares to be issued pursuant to this Agreement;

“Offer” means the recommended revised offer by Barclays for the whole of the issued share capital of ABN AMRO to be announced on the date hereof and to be contained in an offer memorandum containing the information required under article 9(i) and 9(n) of the Dutch Securities Market Supervision Decree 1995;

“Offer Business Day” means a day (other than a Saturday or a Sunday) on which banks are generally open in The Netherlands, the United Kingdom and the United States for normal business;

“Offer Closing Date” means the First Offer Closing Date and the Post Acceptance Closing Date(s);

“Offer Memorandum” means the offer memorandum by which the Offer is made;

“Official List” means the Official List maintained by the FSA in accordance with section 74(1) of the FSM Act for the purposes of Part VI of the FSM Act;

“Placees” means Barclays shareholders who have accepted a placing offer and who in each case are approved as a Placee by Barclays;

“Placing” means the placing of Barclays Ordinary Shares to the Placees pursuant to this Agreement and the Placing Letter;

“Placing Letter” means the form of letter to be sent by JPMC or the other Bookrunners to Placees confirming their oral agreement to participate in the Placing and specifying the maximum number of Placing Shares agreed to be taken up in each case;

“Placing Shares” means the Barclays Ordinary Shares which are allotted and issued to Placees in the Placing;

“Post Acceptance Closing Date” means the closing date in respect of any post acceptance period being not less than three Offer Business Days and not more than 15 Euronext Trading Days following the date on which the Offer is declared unconditional and, if applicable, any other date during any such post acceptance period on which the level of acceptance under the Offer is determined with a view to effecting settlement in respect of those acceptances in advance of the end of the post acceptance period;

“Regulation M” means Regulation M of the Exchange Act;

“Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001/3755);

“Regulation S” means Regulation S under the Securities Act;

“Regulatory Consents” means notifications from each of the Spanish Comision Nacional del Mercado de Valores, the Banco de Espana and the Banco de Portugal to CDB and the Investor indicating that it does not object to the acquisition by them of a qualifying holding (within the meaning of the applicable law in Spain or, as the case may be, Portugal) in any relevant subsidiary of Barclays or ABN AMRO incorporated in Spain or, as the case may be Portugal (or, where no such notification has been made in respect of such person in relation to any such subsidiary, the period allowed under applicable law in Spain or, as the case may be, Portugal for any such authority to notify any objections to such person acquiring any such holding having expired without notification of such objection) and any other consent or approval required from any government or regulatory body in the People’s Republic of China;

“Regulatory Notifications” means the applications for the Regulatory Consents and notifications to the competent regulatory authorities in Angola, Argentina, Egypt, France, Guernsey, Portugal, Saudi Arabia, Spain and Uzbekhistan, the United Kingdom and the United States in relation to the acquisition by CDB and the Investor of the Subscription Shares or in relation to the acquisition by CDB and Investor of an indirect interest in regulated entities incorporated in those jurisdictions which are members of the Barclays Group or the ABN AMRO Group as a result of the issue and allotment of the

Subscription Shares and any other applications and notifications from any government or regulatory body in the People’s Republic of China;
“Reorganisation” means in relation to Barclays, any issue by way of capitalisation of profits or reserves or by way of rights and any consolidation or sub-division or reduction of capital or capital dividend or other reconstruction or adjustment relating to the equity share capital (or any shares, stock or securities derived therefrom) and any other amalgamation, arrangement, reconstruction or compromise affecting the share capital (or any shares, stock or securities derived therefrom) but excluding any share buyback;

“Resolutions” means the resolutions to be contained in the Circular relating to the Offer;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Statements of Standard Accounting Practice” means a set of statements setting out standard accounting practice in relation to certain issues, issued by the Accounting Standards Board;

“Strategic Partnership Memorandum” means the Memorandum of Understanding on Strategic Co-operation dated the date hereof between Barclays Bank PLC and CDB;

“Subscription” means the subscription of Subscription Shares by the Investor on the terms and subject to the conditions set out in this Agreement;

“Subscription Date” means the day on which the relevant Subscription Shares are allotted and issued, being no later than two Euronext Trading Days following the relevant Offer Closing Date;

“Subscription Price” means a price of £7.40 for each Subscription Share or a revised subscription price per Barclays Ordinary Share determined in accordance with clause 3.11;

“Subscription Share” means any of the Subscription Shares;

“Subscription Shares” means the new Barclays Ordinary Shares for which the Investor has agreed to subscribe pursuant to this Agreement, being:
(a)	in respect of the Subscription Date following the First Offer Closing Date:
(i)	in the event that the Regulatory Consents have not been granted, the lower of:

(A)	such number of new Barclays Ordinary Shares which, when taken with the Barclays Ordinary Shares subscribed by the Investor pursuant to the First Subscription Agreement and any other Barclays Ordinary Shares or Barclays ADSs held by Investor CDB or any Affiliate of Investor or CDB, shall equal five per cent. of the Closing Date Capital less one Barclays Ordinary Share; and

(B)	692,567,568 new Barclays Ordinary Shares less the number of Placing Shares notified to the Investor in accordance with clause 3.4; and

(ii)	in the event that the Regulatory Consents have been granted, the lower of:

(A)	such number of new Barclays Ordinary Shares which, when taken with the Barclays Ordinary Shares subscribed by the Investor pursuant to the First Subscription Agreement and any other Barclays Ordinary Shares or Barclays ADSs held by Investor, CDB or any Affiliate of Investor or CDB, shall equal 10 per cent. of the Closing Date Capital, less one Barclays Ordinary Share; and

(B)	692,567,568 new Barclays Ordinary Shares less the number of Placing Shares notified to the Investor in accordance with clause 3.4; and
for the purposes of the above the “Closing Date Capital” shall be the issued share capital of Barclays as it will be immediately following the issue of Barclays Ordinary Shares in respect of acceptances under the Offer which are received by the First Offer Closing Date on the Subscription Date following the First Offer Closing Date; and

(d)	in respect of the Subscription Date following any Post Acceptance Closing Date:
(i)	in the event that the Regulatory Consents have not been granted, the lower of:

(A)	such number of new Barclays Ordinary Shares which, when taken with the Barclays Ordinary Shares subscribed by the Investor pursuant to the First Subscription Agreement, the Subscription Shares subscribed pursuant to paragraph (a) above and any other Barclays Ordinary Shares or Barclays ADSs held by Investor, CDB or any Affilliate of Investor or CDB shall equal five per cent. of the Post Acceptance Closing Date Capital, less one Barclays Ordinary Share; and

(B)	692,567,568 new Barclays Ordinary Shares less the number of Placing Shares notified to the Investor in accordance with clause 3.4 and the number of Subscription Shares subscribed pursuant to paragraph (a) above; and

(ii)	in the event that the Regulatory Consents have been granted, the lower of:

(A)	such number of new Barclays Ordinary Shares which, when taken with the Barclays Ordinary Shares subscribed pursuant to the First Subscription Agreement, the Subscription Shares subscribed pursuant to paragraph (a) above and any other Barclays Ordinary Shares or Barclays ADSs held by Investor, CDB or any Affiliate of Investor or CDB shall equal 10 per cent. of the Post Acceptance Closing Date Capital, less one Barclays Ordinary Share; and

(B)	692,567,568 new Barclays Ordinary Shares less the number of Placing Shares notified to the Investor in accordance with clause 3.4 and the number of Subscription Shares subscribed pursuant to paragraph (a) above, for the purposes of the above the “Post Acceptance Closing Date Capital” shall be the issued share capital of Barclays as it will be immediately following the issue of Barclays Ordinary Shares in respect of acceptances under the Offer which are received by the Post Acceptance Closing Date (if any) on the Subscription Date following the Post Acceptance Closing Date;

“Transaction Agreements” means this Agreement, the Strategic Partnership Memorandum and the First Subscription Agreement;

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

“Warranty” means a representation and warranty contained in Schedule 4 and “Warranties” means all those representations and warranties.

2.	INTERPRETATION

2.1	In this Agreement:
2.1.1	references to Recitals, Clauses and Schedules are to recitals and clauses of, and schedules to, this Agreement;

2.1.2	references to a “person” shall be construed so as to include any individual, firm, company, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

2.1.3	references to any gender shall include the other genders where applicable;

2.1.4	headings are included for convenience only and shall be disregarded in construing this Agreement;

2.1.5	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

2.1.6	references to “material”, unless otherwise stated, shall mean material in the context of the Subscription and “materially” will be construed accordingly;

2.1.7	the expressions “company”, “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meanings as in the Companies Act (as amended);

2.1.8	references to a document being in “agreed form” mean in the form of the draft or proof thereof signed or initialled for the purpose of identification by Clifford Chance LLP (on behalf of Barclays) and Norton Rose (on behalf of CDB and the Investor) with such alterations (if any) as may subsequently be agreed by or on behalf of Barclays, CDB and the Investor; and

2.1.9	references to times of day are to London time, unless stated to be otherwise.

SCHEDULE 3
US Securities Laws
1.	The Investor acknowledges and agrees that none of the Subscription Shares have been, nor will be, registered under the Securities Act and none, that for so long as the Subscription Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, may be offered, sold, pledged or otherwise transferred except in an offshore transaction in accordance with the applicable requirements of Regulation S under the Securities Act or pursuant to another applicable exemption from registration under the Securities Act, and in each case in accordance with any applicable securities laws of any state of the United States. The Investor understands that no representation has been made as to the availability of any exemption under the Securities Act for the reoffer, resale, pledge or transfer of the Subscription Shares.

2.	The Investor:
(a)	represents and warrants that it is not a US person nor is it acting on a non-discretionary basis for a US person;

(b)	confirms that that it has not offered or sold and that it will not offer or sell any Subscription Shares within the United States except in accordance with Rule 903 or 904 of Regulation S under the Securities Act;

(c)	undertakes that neither it, its affiliates, nor any persons acting on its or their behalf (except with respect to Barclays and JPMC), have engaged or will engage in any directed selling efforts with respect to any Subscription Shares; and

(d)	agrees not to deposit the relevant Subscription Shares into any unrestricted depositary facility maintained by any depositary bank unless and until such time as the Subscription Shares are no longer “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.
3.	Terms used in paragraphs 1 and 2 have the meanings given to them by Regulation S under the Securities Act.

4.	The Investor acknowledges that it, its Affiliates, or any persons acting on its or their behalf may be deemed to be a “covered person”, as defined in Rule 14e-5 under the Exchange Act. Until the expiration of the Final Offer Closing Date, the Investor undertakes that, to the extent that any of the foregoing is deemed to be a covered person, neither it, its Affiliates, nor any persons acting on its or their behalf will purchase or arrange to purchase, directly or indirectly, ABN AMRO Ordinary Shares, ABN AMRO ADSs or any “related securities” (as defined in Rule 14e-5 under the Exchange Act) except in accordance with Rule 14e-5 under the Exchange Act and the terms of the exemptive relief granted by the US Securities and Exchange Commission with respect thereto set forth in the letter from James A. Brigagliano, Associate Director, Division of Market Regulation, to George H. White and Margaret E. Tahyar, dated 24 April 2007.

5.	The Investor acknowledges that it, its Affiliates, or any persons acting on its or their behalf may be deemed to be a “distribution participant” or an “affiliated purchaser” of Barclays (each as defined in Rule 100 of Regulation M) with respect to the Offer. To the extent that any of the foregoing is deemed to be a distribution participant or an affiliated purchaser, until the expiration of the Offer, the Investor undertakes that neither it, its Affiliates, nor any persons acting on its or their behalf will bid for or purchase, or attempt to induce any person to bid or purchase, directly or indirectly, ABN AMRO Ordinary Shares, ABN AMRO ADSs or any “reference securities” (as defined in Rule 100 of Regulation M), except in accordance with Rule 101 of Regulation M, in the event that the Investor is deemed to be a “distribution participant”, or Rule 102 of Regulation M, in the event that the Investor is deemed to be an “affiliated purchaser” of Barclays, subject to the terms of any exemptive relief which may be granted by the US Securities and Exchange Commission with respect thereto.

6.	For the purposes of paragraphs 4 to 6 the term “Affiliate” shall have the meaning given to it by Rule 12b-2 under the Exchange Act.

7.	The Investor acknowledges that Barclays will rely upon the truth and accuracy of the foregoing representations, warranties and agreements and agrees that, if any of the representations, warranties and agreements made in connection with its subscription of Subscription Shares is no longer accurate, the Investor shall promptly notify Barclays.

8.	The Investor acknowledges that:

8.1	Barclays is a foreign issuer; and

8.2	Barclays will not engage in any directed selling efforts with respect to the Subscription Shares and has not made and will not make any offers or sales of securities and has not made and will not make any offers to buy any securities and has not negotiated and will not negotiate in respect of any securities under circumstances that would require registration of the Subscription Shares under the Securities Act.

SCHEDULE 4
WARRANTIES
Part A
1.	Barclays

Barclays is duly incorporated and validly existing under the laws of its country of incorporation.

2.	Compliance and Capacity

2.1	Barclays has power under its memorandum and articles of association and, subject to the passing of the Resolutions, relevant members’ resolutions to create, allot and issue the Subscription Shares and to effect the Subscription in the manner proposed and to enter into and perform the Transaction Agreements without any further sanction or consent by members of Barclays or any class of them and there are no consents or third party approvals, authorisations or orders required by Barclays for the issue of the Subscription Shares and to effect the Subscription which have not been or will not prior to the Admission have been obtained.

2.2	The entering into and performance of the Transaction Agreements and the issue of the Subscription Shares will comply with all agreements to which any member of the Barclays Group is a party or by which it or any of them or any of their respective properties or assets is bound and which is material to the Subscription. The Transaction Agreements have been duly authorised, executed and delivered by Barclays and constitute valid and legally binding agreements of Barclays.

2.3	So far as the board of directors of Barclays is aware (having sought advice they considered appropriate for their own purposes and, in relation to the laws of the United States, on the basis that neither CDB nor the Investor controls any person or entity that owns a bank or has a branch of a bank in the United States) and save for the Regulatory Consents and the Regulatory Notifications there are no regulatory authorisations, permissions, approvals or notifications required to be sought or made by CDB or the Investor from or to any banking or other financial services regulatory authority before, after or at the time of the issue and allotment of the Subscription Shares by Barclays and in relation thereto in any jurisdiction where any regulated entity which is a member of the Barclays Group or a member of the ABN AMRO Group of companies is incorporated or operates through a branch.

2.4	Save as publicly disclosed, no litigation, arbitration or administrative proceedings are presently current or pending or, to the knowledge of Barclays, threatened which would or might have a material adverse effect on the Barclays Group taken as a whole or on the ability of Barclays to perform its obligations under this Agreement.

3.	Subscription Shares

Prior to being delivered by Barclays to the Investor (or as it directs) in accordance with the provisions of this Agreement, the Subscription Shares will be properly and validly allotted and issued and will be fully paid or credited as fully paid (assuming Admission and receipt of the subscription proceeds therefor from the Investor pursuant to Clause 3.7) and will on issue be free of all claims, liens, charges, encumbrances and equities (including, without limitation, pre-emptive rights) and will rank pari passu in all respects with, and be identical to, the existing Barclays Ordinary Shares in issue on the Subscription Date and will rank in full for all dividends and distributions declared, made or paid on the Barclays Ordinary Shares after the date of the issue of the Subscription Shares.
4.	Information

4.1	So far as the board of directors and senior management of Barclays are aware, any information or documentation relating to Barclays which Barclays has provided to the Investor and which the Investor has relied upon when deciding to enter into the Transaction Agreements is accurate in all material respects and is not misleading in any material respect, save that no warranty is given in respect of any information to the extent that such information is out of date or has been superseded and that fact either is apparent from the face of the information or has been communicated to the Investor. For the avoidance of doubt, the parties agree that Barclays is under no obligation to make specific enquiry as to the accuracy of such information

4.2	So far as the board of directors and senior management of Barclays are aware, all information relating to the Barclays Group, which Barclays is required to publish in order to comply with the requirements of the Listing Rules and the Disclosure and Transparency Rules, has been published.

5.	Share Capital

5.1	The authorised share capital of Barclays is £2,500 million divided into 9,996 million ordinary shares of 25 pence each and 1 million staff shares of £1 each and the issued ordinary share capital of Barclays is £1,636,219,476.50, divided into 6,544,877,906 Ordinary Shares of 25 pence each, all of which are fully paid or credited as fully paid.

5.2	No person other than the Investor has or will have any interest of any kind, whether by any way of option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Subscription Shares, save for any of the same which may be created by the Investor or with its written consent.

5.3	The existing Barclays Ordinary Shares are participating securities in and have not been suspended from CREST.

5.4	The creation, issue and allotment of the Subscription Shares will comply with:
5.4.1	the Memorandum and Articles of Association of Barclays and all applicable laws and regulations in England and Wales including, without limitation, the Listing Rules, the Prospectus Rules, the Disclosure and Transparency Rules and the requirements of the Exchange, the Companies Act, and the FSM Act; and

5.4.2	all agreements to which any member of the Barclays Group is a party, to the extent it is material in the context of the Subscription or Admission.
5.5	Save as:
5.5.1	set out herein and in the First Subscription Agreement;

5.5.2	contemplated in the Draft Offer Press Announcement; or

5.5.3	otherwise publicly disclosed,
Barclays is not party to any agreement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of any Barclays Ordinary Shares.

6.	Accounts
The consolidated accounts of Barclays as at and for the year ended 31 December 2006:

6.1.1	give a true and fair view of the state of affairs of the Barclays Group as at the end of the relevant financial period and of the results and cashflows of the Barclays Group for such period; and

6.1.2	have been prepared in accordance with International Financial Reporting Standards and have been prepared in accordance with the Companies Act and all relevant Financial Reporting Standards and Statements of Standard Accounting Practice.

Part B
1.	CDB and the Investor

The Investor is duly incorporated and validly existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. The Investor is a wholly owned subsidiary of CDB. CDB is duly established and is validly existing under the laws of the People’s Republic of China.

2.	Compliance and Capacity

2.1	Each of Investor and CDB has power under its constitutional documents and, save for the approval of the State Administration of Foreign Exchange (which will be obtained on or prior to Admission), has obtained all necessary authorities (including, without limitation) all relevant members’ resolutions to subscribe (in the case of the Investor) and pay for the Subscription Shares in the manner proposed (in the case of the Investor) and to enter into and perform the Transaction Agreements to which they are a party and there are no governmental or regulatory consents or other third party approvals, authorisations or orders required to subscribe (in the case of the Investor) and pay for the Subscription Shares (in the case of the Investor) in the manner proposed and to enter into and perform the Transaction Agreements to which they are a party which have not been or will not prior to the Admission have been obtained.

2.2	The entering into and performance of the Transaction Agreements and the subscription of and payment for the Subscription Shares will comply with all agreements to which any member of the Investor Group is a party or by which it or any of them or any of their respective properties or assets is bound and which is material to the Subscription. The Transaction Agreements have been duly authorised, executed and delivered by it and constitute valid and legally binding agreements of it .

3.	Available funds

It has funds available to it to pay the subscription amount referred to in clause 3.7 as and when due.

4.	Shareholdings and dealings

It has disclosed details of all its, and its affiliates, current direct and indirect shareholdings of any ABN AMRO securities or any related securities and of any Barclays securities or any related securities and any purchases or arrangements to purchase any such securities between 23 April 2007 and the date hereof. For the purposes of this paragraph, terms shall have the meaning given to them in Rule 14e-5 of the Exchange Act.

5.	Nominee or Agent

The Investor is not and is not acting as nominee or agent for, and the Subscription Shares will not be allotted to, a person who is or may be liable to stamp duty or stamp duty reserve tax under any of sections 67, 70, 93 and 96 of the Finance Act 1986 (depositary receipts and clearance services).

This Agreement is hereby EXECUTED by the parties:

SIGNED by	)
)
for and on behalf of	)
BARCLAYS PLC	)

SIGNED by	)
)
for and on behalf of	)
UPPER CHANCE GROUP LIMITED	)

SIGNED by	)
)
for and on behalf of	)
CHINA DEVELOPMENT BANK	)

SIGNED by	)
)
for and on behalf of	)
JPMORGAN CAZENOVE LIMITED	)